WINTRUST FINANCIAL CORPORATION
PERFORMANCE AWARD AGREEMENT

This Performance Award Agreement (the “Agreement”) is dated as of January 28, 2021 (the “Grant Date”), by and between Wintrust Financial Corporation, an Illinois corporation (the “Company”), and First Name Last Name (the “Participant”) and is governed by the terms of the Wintrust Financial Corporation Long-Term Incentive Program (the “Program”), which was adopted by the Compensation Committee (the “Committee”) of the Board of Directors of the Company under the Wintrust Financial Corporation 2015 Stock Incentive Plan (the “Plan”). Capitalized terms not defined herein shall have the meanings specified in the Program or Plan, as applicable.
1.    Award.
(a)     General Terms of Award. Subject to the terms of this Agreement, the Program and the Plan, the Participant is hereby granted a target performance award consisting of a share-settled performance award (the “Performance Award”) with a target opportunity (the “Target Opportunity”) representing the right to receive x,xxx shares of the Company’s Common Stock, no par value (the “Common Stock); provided, however, that the actual number of shares of Common Stock to be issued shall be determined based upon the satisfaction of the Performance Criteria in accordance with the terms of this Agreement, including Exhibit A hereto. It is understood that this Agreement is subject to the terms of the Program and Plan, to which reference is hereby made for a more detailed description of the terms to which the Performance Award is subject and by which reference the Program and Plan are incorporated herein. The Program and the Plan shall control in the event there is any conflict between the Program and Plan and this Agreement and on such matters as are not contained in this Agreement.
(b)    Acceptance of Agreement. The Performance Award shall be null and void unless the Participant shall accept this Agreement by executing it in the space provided below and returning such execution copy to the Company within ninety (90) days following the Participant’s receipt of this Agreement.
2.    Satisfaction of Performance Criteria. The number of shares of Common Stock to be issued to the Participant under this Performance Award, in each case, following the completion of the Performance Period (as defined in Exhibit A) shall be determined as described in Exhibit A to this Agreement, which Exhibit A is incorporated into and forms a part of this Agreement.

3.    Vesting and Termination of Employment.
(a)    Performance-Based Vesting Conditions. Except as otherwise provided in this Section 3, the Participant shall be eligible to receive the number of shares of Common Stock under this Agreement only if the Participant has remained continuously employed by the Company or one of its Affiliates through the date on which the Performance Award is settled pursuant to Section 6 of this Agreement.
(b)    Termination by Reason of Death, Permanent Disability or Retirement. In the event the employment of the Participant is terminated by reason of the Participant’s death, Permanent Disability or Retirement prior to the date on which the Performance Award is settled pursuant to Section 6 of this Agreement, then the Participant shall be entitled to a prorated Performance Award, with such prorated award equal to the number of shares of Common Stock subject to the Performance Award, determined based on the actual performance during the Performance Period and multiplied by a fraction, the numerator of which shall equal the number of full months such Participant was employed during the Performance Period and the denominator of which shall equal the number of full months in the Performance Period.
For purposes of this Agreement:
(i)Permanent Disability shall mean any mental or physical illness, disability or incapacity that renders the Participant unable to perform his/her duties where a) such Permanent Disability has been determined to exist by a physician selected by the Company or b) the Company has reasonably determined, based on such physician’s advice, that such disability will continue for 180 days or more within any 365-day period, of which at least 90 days are consecutive. The Participant shall cooperate in all respects with the Company if a question arises as to whether he/she has become disabled (including, without limitation, submitting to an examination by a physician or other health care specialist selected by the Company and authorizing such physician or other health care specialist to discuss the Participant’s condition with the Company).
(ii)Retirement shall mean the termination of a Participant’s employment for any reason other than death, Permanent Disability or termination for Cause if it occurs on or after age 65 or on or after age 55 and, as of the date of termination, the sum of the Participant’s attained age as of his/her most recent birthday and the full and completed years of service with the Company (including continuous years of service, if any, with a Subsidiary as of the date such Subsidiary was acquired by the Company) equals or exceeds 75.
(c)    Termination for any Other Reason. In the event the employment of the Participant is terminated for any reason other than the Participant’s death, Permanent Disability or Retirement prior to the date on which the Performance Award is settled pursuant to Section 6, then the Participant’s Performance Award shall be immediately forfeited by the Participant upon such termination of employment.
(d)    Change of Control. Upon (i) a Change of Control or (ii) the termination of the Participant’s employment by the Company without Cause or by the Participant due to a Constructive Termination within 18 months following the occurrence of a Change of Control, the Performance Award shall be governed by the terms of Sections 12(a) and 12(b) of the Plan, as applicable; provided, however, that in the event the Performance Award shall vest pursuant to Section 12 of the Plan, such Performance Award shall be settled within thirty (30) days following the effective date of the Change of Control in the case of vesting pursuant to Section 12(a) of the Plan or the Participant’s termination of employment in the case of vesting pursuant to Section 12(b) of the Plan; provided further, that if the Change of Control is not a “change in control event,” within the meaning of Section 409A of the Code, then such Performance Award shall be settled at the same time as set forth in Section 6 to the extent required by Section 409A of the Code.
(e)    Leave of Absence. The Participant shall not be deemed to have terminated employment during any paid leave of absence, provided that the Participant continues to remain an employee of the Company or one of its Affiliates. During any Company-approved unpaid leave of absence, the Performance Award shall be prorated, with such prorated award equal to the number of shares of Common Stock determined at the end of the Performance Period based on the actual performance during the Performance Period multiplied by a fraction, the numerator of which shall equal the number of full months such Participant was an active employee and on the Company’s payroll during the Performance Period and the denominator of which shall equal the number of full months in the Performance Period, provided that the Participant continues to remain an employee of the Company or one of its Affiliates.
4.    Non-Solicitation. The Participant understands and acknowledges that the Company and its Affiliates (collectively, “Wintrust”), has expended and continues to expend significant time and resources in recruiting, training and retaining Participant and its employees and in the development of valuable business relationships with its consultants and agents, the loss of which would cause significant and irreparable harm to Wintrust. During Participant’s employment with Wintrust and for twelve (12) months thereafter, Participant agrees and covenants not to directly or indirectly hire, solicit, induce or attempt to hire, solicit or induce any employee, consultant, or agent of Wintrust (i) to terminate such person’s employment or association with Wintrust or (ii) to become employed by or serve in any capacity by a bank or other financial institution which operates or is planned to operate at any facility which is located within a ten mile radius of any principal office or branch office of Wintrust. This restriction shall not prohibit Participant from hiring a Wintrust employee, consultant or agent in response to a general solicitation to the public. The restrictive covenants in this Agreement are in addition to and do not supersede the restrictive covenants in any other agreement Participant may have with Wintrust.

5.    Remedies. Participant acknowledges that compliance with the terms of this Agreement is necessary to protect Wintrust’s employment and business relationships and Wintrust’s goodwill and that any breach by Participant of this Agreement shall cause continuing and irreparable injury to Wintrust for which money damages would not be an adequate remedy. Participant acknowledges that the Company and its Affiliates are all intended beneficiaries of this Agreement. Participant acknowledges that Wintrust shall be, in addition to any other rights or remedies it may have, entitled to injunctive relieve for any breach by Participant of any part of this Agreement. This Agreement shall not in any way limit the remedies available in law or equity to Wintrust.
6.    Settlement of Performance Award. No later than the March 15th occurring immediately after the last day of the Performance Period, the Company shall transfer to the Participant the number of shares of Common Stock determined pursuant to Exhibit A; provided that and except as otherwise provided for in this Agreement, the Participant has remained continuously employed by the Company or one of its Affiliates through the date on which the Performance Award is settled pursuant to this Section 6. Notwithstanding any other provision of the Agreement to the contrary, no Company issuance or transfer of shares of Common Stock shall occur unless and until the Committee has certified that the applicable Performance Criteria have been satisfied, which certification shall occur within 60 days following the last day of the Performance Period. The Company may effect the issuance and transfer of shares of Common Stock either by the delivery of one or more certificates of Common Stock to the Participant or by an appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, and in either case by issuing such shares in the Participant’s name or in such other name as is acceptable to the Company and designated in writing by the Participant. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to the delivery of such shares, except as otherwise provided in Section 3.3 of the Program. Prior to the settlement of the Award in shares of Common Stock, the holder of such Award shall have no rights as a shareholder of the Company with respect to the shares of Common Stock subject to such Award, including, without limitation, voting rights and the right to receive dividends. The Committee reserves the right to settle the shares of Common Stock subject to the Award in cash having a Fair Market Value as of the date of payment equal to the Fair Market Value of such shares, as determined by the Committee in its sole discretion.
7.    Withholding. The Company shall have the power and the right to deduct or withhold, or require the Participant or the Participant’s beneficiary to remit to the Company, the number of shares of Common Stock or an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement.
8.    Clawback Provision. Participant acknowledges that Participant has read the Company’s Policy on Recoupment of Incentive Compensation (the “Clawback Policy”). In consideration of the grant of the Performance Award, the Participant agrees to abide by the Company’s Clawback Policy and any determinations of the Board pursuant to the Clawback Policy. Without limiting the foregoing, and notwithstanding any provision of this Agreement to the contrary, the Participant agrees that the Company shall have the right to require the Participant to repay the value of the shares received by the Participant pursuant to this Agreement, as may be required by law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder) or as a result of: (i) a financial restatement if the shares issued to the Participant under the Agreement was predicated upon achieving certain Performance Criteria that were subsequently the subject of such financial restatement; (ii) the Committee determined that the Participant engaged in intentional misconduct that caused the need for such restatement; and (iii) a lower number of shares would have been paid or issued based on the restated results. This Section 8 shall survive the termination of the Participant’s employment for any reason. The foregoing remedy is in addition to and separate from any other relief available to the Company due to the Participant’s misconduct or fraud. Any determination by the Committee with respect to the foregoing shall be final, conclusive and binding upon the Participant and all persons claiming through the Participant.
9.    Administration. The authority to administer and interpret this Agreement shall be vested in the Committee, and the Committee shall have all the powers with respect to this Agreement as it has with respect to the Program and Plan. Any dispute or disagreement which shall arise under, as a result of, or in any way shall relate to the interpretation or construction or this Agreement shall be determined by the Committee, and any such determination shall be final, binding and conclusive for all purposes.
10.    Transferability. The Performance Award shall not be subject to execution, collateral assignment, attachment or similar process, unless otherwise permitted by the Committee under the terms of the Program or Plan. Any such attempted action or other disposition of the Performance Award contrary to the provisions of the Program or Plan shall be null and void, and in such event the Company shall have the right to terminate the Performance Award. Such termination shall not prejudice any rights or remedies which the Company or an Affiliate may have under this Agreement or otherwise.
11.    Notices. Each notice relating to this Agreement shall be in writing and delivered in person or by registered mail to Wintrust Financial Corporation, 9700 West Higgins Road, Rosemont, Illinois 60018, Attn: General Counsel, or at such other address designated by the Company. All notices to the Participant or other person or persons succeeding to the Participant’s rights under this Agreement shall be delivered to the Participant or such other person or persons at the Participant’s home address as it then appears on the Company’s records.
12.    Governing Law. This agreement shall be governed by laws of the State of Illinois and shall inure to the benefit of and be binding upon the Company and its successors and assigns and the Participant and the Participant’s heirs, executors, administrators and successors.
13.    Section 409A. The Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent; provided, however, that in no event shall the Company or any of its directors, officers, employees or advisors be responsible for any such additional tax, interest or related tax penalties that may be imposed under Section 409A of the Code. Notwithstanding any other provision in the Agreement, Program or Plan, if a Participant is a “specified employee,” as defined in Section 409A of the Code, as of the date of the Participant’s “separation from service,” as defined in Section 409A of the Code, then to the extent any amount payable to the Participant (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Participant’s separation from service and (iii) under the terms of this Program would be payable prior to the six-month anniversary of the Participant’s separation from service, such payment shall be delayed until the earlier to occur of (a) the first business day following the six-month anniversary of the separation from service and (b) the date of the Participant’s death.
Wintrust Financial Corporation by:

_______________________________    January 28, 2021
Edward J. Wehmer, Founder             Date
and Chief Executive Officer

Participant:

________________________________    _______________________
First Name Last Name    Date

Attest

________________________________    January 28, 2021
David A. Dykstra                Date

Exhibit A
Subject to the terms and conditions of the Agreement, the number of shares of Common Stock to be issued under the Performance Award shall be determined as described in this Exhibit A based upon the level of performance achieved over the period commencing on January 1, 2021 and ending on December 31, 2023 (“Performance Period”) as determined in accordance with the following schedule; provided, however, that as an initial, unconditional performance goal, the settlement of the Performance Award shall be subject to the Company’s attainment of a Return on Average Assets (“ROAA”) equal to 40 basis points over the applicable Performance Period. In the event the Company fails to achieve the ROAA performance goal over the applicable Performance Period, then no portion of the Performance Award shall be paid under the LTIP with respect to the Performance Period.
If the initial performance goal described above is achieved, the Committee will determine the final number of shares of Common Stock to be issued based on two (2) equally-weighted performance goals established by the Compensation Committee (collectively, the “Performance Criteria”): (a) Cumulative Pre-Tax, Pre-Provision Earnings Per Share and (b) Relative Total Shareholder Return. The Compensation Committee may adjust these Performance Criteria or the Company’s performance results to reflect any extraordinary, unusual, infrequently occurring or unanticipated events. To the extent defined in the Company’s audited financial statements, each performance measure (or component thereof) shall be calculated in accordance with the methodology used for determining such measure for purposes of the Company’s audited financial results.

	Performance Measures
Performance Level	Cumulative Pre-Tax Pre-Provision EPS Over 3 Year Performance Period*	Relative Total Shareholder Return Over 3 Year Performance Period**	Total Payout as a % of Target Opportunity For Each of the Performance Criteria***
Maximum	$29.54	75th Percentile and above	150%
	$28.36		140%
	$27.18		130%
	$26.00		120%
	$24.82		110%
Target	$23.63	50th Percentile	100%
	$22.45		90%
	$21.27		80%
	$20.09		70%
	$18.91		60%
Threshold	$17.73	25th Percentile	50%
<Threshold	<$17.73	Below the 25th Percentile	0%
*Measurement is defined as the cumulative earnings excluding income taxes and the provision for credit losses with such pre-tax, pre-provision earnings further reduced by actual net loan charge-offs or increased by actual net loan recoveries, all on an average diluted per share basis. The measurement may be adjusted for extraordinary, unusual or unanticipated events and one-time and unusual acquisition-related costs.

** Based on the relative Total Shareholder Return of the Company percentile rank relative to the KBW Regional Bank Index (KBX) for the Performance Period.

“Total Shareholder Return” shall be defined as the increase in value of a fixed amount invested in the common shares of an entity, taking into account both stock price appreciation and dividends or other distributions, during the Performance Period (dividends are calculated as if they are reinvested in a company’s stock as of the ex-dividend date based on such date’s closing stock price).  In determining the value of shares at the beginning and end of the Performance Period, the Committee shall use the average closing price for the twenty (20) trading days prior to the start of the Performance Period and ending on the final day of the Performance Period, respectively.

KBX Component Company Adjustments. The companies comprising the KBX as of the beginning of the Performance Period shall be the companies that the relative Total Shareholder Return is measured against. If a company is part of the KBX at the beginning of the performance period and is no longer a component of such index at the end of the Performance Period, then that company shall be excluded from the relative comparison for purposes of determining the performance of the Company relative to the KBX. If, during the Performance Period, a component company of the Peer Group files for bankruptcy protection, they will remain in the Peer Group for purposes of calculating relative performance (with Total Shareholder Return performance of -100%).

Cap on Payout Percentage.     Regardless of the Company’s relative position to the selected index over the Performance Period, if the Total Shareholder Return for the Company over the Performance Period is negative, the award shall be capped at 100% of the target amount.

*** 50% of the Target Opportunity shall be attributed to each of the two (2) Performance Criteria. The number of shares to be issued under the Performance Award at the conclusion of the Performance Period shall be calculated by (i) determining Company performance for each of the Performance Criteria separately; (ii) based on that Company performance, determining the total payout (expressed in number of shares of Common Stock) for each of the two Performance Criteria; and (iii) calculating the sum of the number of shares of Common Stock determined in (ii) for each of the two Performance Criteria.

There will be a linear increase in payout between the performance levels if threshold performance is achieved.